Exhibit 99.2

FOR IMMEDIATE RELEASE

JAYHAWK ENERGY INC ADDS DON SIEMENS AS
AUDIT COMMITTEE CHAIRMAN

BROOMFIELD, Colo. - July 2, 2008 - JayHawk Energy, Inc. (OTCBB: JYHW) (“JayHawk”) welcomes Don Siemens as the Company’s new Audit Committee Chairman and financial expert. With Mr. Siemens as the Company’s new Audit Committee Chairman, JayHawk’s Board of Directors now consists of three independent directors and one executive director, which JayHawk believes meets the corporate governance standards required to file for listing on the American Stock Exchange (AMEX).

Mr. Siemens’ experience and expertise encompasses 27 years as a chartered accountant, including eight years in public practice as a Partner with several major accounting firms, eight years in senior executive positions in industry, and 20 years as a self-employed financial services executive specializing in corporate finance, as well as, mergers and acquisitions.  Mr. Siemens also acted as Partner-in-Charge of Financial Advisory Services in the mid ‘80s for Thorne Ernst & Whinney (now KPMG).

President & CEO of JayHawk Energy, Lindsay Gorrill, said, “We are delighted to have Mr. Siemens join us as we look for opportunities to expand our distinguished Board.  We diligently search for individuals that have exceptional credentials and the vision to help facilitate JayHawk’s business strategies.  Mr. Siemens will be instrumental as we implement those strategies and continue to expand the scope of our business. He is a high caliber professional and will bring valuable insight to current and future projects.”

Mr. Siemens is replacing Joseph Young on the Board, however, Mr. Young will continue his position as Chief Financial Officer for JayHawk Energy, Inc.

About JayHawk Energy, Inc.
JayHawk Energy, Inc. is a managed risk, oil and gas exploration/exploitation, development and production company with activities focused on two major projects in the Cherokee Basin, Kansas and the Williston Basin, North Dakota. For more information please visit www.jayhawkenergy.com.

Investor Contact
Barry Gross
Gross Capital, Inc.
Telephone: (361) 949-4999
jayhawk@grosscapital.com

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Cautionary Note to U.S. Investors -- The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use certain terms in this press release, such as probable, possible and potential, that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. U.S. Examples of such disclosures would be statements regarding “probable,” “possible,” or “recoverable” reserves among others.

Management hopes these transactions will bring additional value to the shareholders of JayHawk Energy. There is no guarantee that the projects that JayHawk has recently acquired will increase the value of its shares of common stock, or that JayHawk will acquire rights to explore and operate any other such projects, or that in the event that it acquires rights to explore and operate other such projects, that these actions will be successful or increase the value of JayHawk’s common stock.

This press release may contain forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by those sections. There are many factors that could cause our expectations and beliefs about our plans to acquire additional exploration or production properties, our plans to drill or our drilling results to fail to materialize: competition for new acquisitions, availability of capital, unfavorable geologic conditions, the complexity of coal bed methane exploration and production, and prevailing prices for natural gas and general regional economic conditions. JayHawk assumes no obligation to update the information contained in this press release.

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